Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Employee Stock Purchase Plan and the Inducement Stock Option Awards (December 2015 – April 2016) of PTC Therapeutics, Inc. of our reports dated February 29, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of PTC Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Metropark, New Jersey
June 13, 2016